Exhibit 21

Subsidiaries of the Registrant

Legal Name of Entity	Jurisdiction of Organization	Ownership Interest
Frederick County Bancorp, Inc. (registrant)	Maryland
Frederick County Bank	Maryland	100%
FCB Hagerstown, LLC	Maryland	100%
FCBI Statutory Trust I	Connecticut	100% of voting securities
FCB Holdings, Inc.	Maryland	100%